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            Contact:
            Tim Creech                         Robin Fastenau
            Trimeris, Inc.                     Trimeris, Inc.
            (919) 419-6050                     (919) 419-6050


            Trimeris, Inc. Announces Pricing of Common Stock Offering

DURHAM, NC (September 27, 2002) - Trimeris, Inc. (Nasdaq: TRMS) today announced the pricing of an underwritten public offering of 2,400,000 shares of its common stock at a public offering price per share of $45.25. Trimeris has also granted the underwriters an option to purchase up to an additional 360,000 shares of common stock on the same terms and conditions to cover any over-allotments. Total net proceeds to Trimeris will be approximately $102.4 million, or $117.9 million if the over-allotment option is exercised.

The offering is being conducted by a group of underwriters led by Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co.; the co-managers are Lehman Brothers Inc. and Banc of America Securities LLC.

Net proceeds from the offering are expected to be used to fund the clinical development and commercialization of Trimeris' drug candidates, Fuzeon(TM) (enfuvirtide, formerly known as T-20) and T-1249, to fund research and development, to provide working capital and for general corporate purposes.

This news release shall not constitute an offer to sell or the solicitation of any offer to buy any of the shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the prospectus relating to these securities may be obtained from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036, telephone
(212) 761-4000; Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, telephone (212) 902-1171; Lehman Brothers Inc., c/o ADP Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, telephone (631) 254-7106; or Banc of America Securities LLC, 600 Montgomery Street, San Francisco, CA 94111, telephone (415) 627-2000.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery and development of novel therapeutics for the treatment of viral diseases. The core technology platform is based on fusion inhibition aimed at treating disease by preventing viruses from entering host cells. Trimeris has two anti-HIV product candidates in clinical development. FUZEON(TM), currently in Phase III clinical trials, is the most advanced compound in development. A New Drug Application (NDA) and Marketing Authorisation Application (MAA) have been submitted for FUZEON with the US FDA and EU EMEA, respectively. Trimeris' second HIV fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche. For more information about Trimeris, Inc., visit the company's website at www.trimeris.com.

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Trimeris Safe Harbor Statement

Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris' previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from past results. For a more detailed description of factors that could cause or contribute to such differences, please see Trimeris' filings with the Securities and Exchange Commission.